Mail Stop 3561

                              March 9, 2006


By U.S. Mail

Mr. T.C. Leung
Chief Executive Officer and Chairman of the Board
Euro Tech Holdings Company Limited
18/F Gee Chang Hong Centre
65 Wong Chuk Hang Road, Hong Kong

      Re:	Euro Tech Holdings Company Limited
      Form 20-F for the Fiscal Year Ended December 31, 2004
      Filed July 14, 2005
      Form 6-K Filed December 8, 2005
      File No. 0-22113

Dear Mr. Leung:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.

								Sincerely,



									William Choi
									Branch Chief


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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

         DIVISION OF
CORPORATION FINANCE